EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

First Keystone Corporation

Berwick, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3D (No. 333-145093) of First Keystone Corporation of our reports dated March 17, 2017, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of First Keystone Corporation, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

March 17, 2017

Harrisburg, Pennsylvania